                                                                     Exhibit 12



                             SUSQUEHANNA MEDIA CO.

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (000's)

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
                                                                                                                    SIX MONTHS
                                                               FISCAL YEARS ENDED DECEMBER 31,                     ENDED JUNE 30,
                                             -----------------------------------------------------------------   ------------------
                                              1994       1995        1996       1997         1998  AS ADJUSTED     1998      1999
                                             -----------------------------------------------------------------   ------------------
Earnings, as Defined:
 Income before income taxes
  and minority interests...............     $18,613     $19,384     $14,658     $33,697     $32,779    $25,755    $12,698   $18,318
 Interest including interest
  in leases............................      12,738      13,197      14,658      20,042      22,013     31,125     11,117    11,833
 Amortization of capitalized interest..          14          63         107         123         190        180         95       107
                                            -------     -------     -------     -------     -------    -------    -------   -------
  Total earnings, as defined........... (A) $31,365     $32,644     $60,704     $53,862     $54,982    $57,070    $23,910   $30,258
                                            =======     =======     =======     =======     =======    =======    =======   =======

Fixed Changes, as Defined:
 Interest including interest...........     $12,738     $13,197     $14,658     $20,042     $22,013    $31,125    $11,117   $11,833
 Capitalized interest..................         277         690         202         118       1,216      1,215        458       318
 Amortization of capitalized interest..          14          83         107         123         190        180         95       107
                                            -------     -------     -------     -------     -------    -------    -------   -------
  Total fixed changes, as defined..... (B)  $13,029     $13,950     $14,967     $20,283     $23,419    $32,520    $11,670   $12,258
                                            =======     =======     =======     =======     =======    =======    =======   =======

Ratio of Earnings to Fixed
  Charges(A)/(B).......................         2.4         2.3         4.1          2.7        2.3        1.8        2.0       2.5
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